As filed with the Securities and Exchange Commission on June 11, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ingersoll-Rand Company Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda	75-2993910
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(441) 295-2838

(Address, including zip code, of registrant’s principal executive offices)

Trane Inc. Deferred Compensation Plan

(Full Title of the Plans)

Patricia Nachtigal, Esq.

Senior Vice President and General Counsel

c/o Ingersoll-Rand Company

155 Chestnut Ridge Road

Montvale, New Jersey 07645

(201) 573-0123

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A common shares, par value $1.00 per share	100,000	$40.77	$4,077,000	$160
Preference share purchase rights to purchase Series A preference shares, par value $.001 per share		(3)	(3)	(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional Class A common shares which may be issued under the Trane Inc. Deferred Compensation Plan to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2)	Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the Class A common shares on the New York Stock Exchange on June [ ], 2008.

(3)	Preference share purchase rights to purchase Series A preference shares currently are attached to and trade with the Class A common shares of the Registrant. Value attributable to such rights, if any, is reflected in the market price of the Class A common shares, and such rights would, under certain circumstances, be issued for no additional consideration. Accordingly, there is no offering price for the rights and no registration fee is required.

INTRODUCTORY STATEMENT

This registration statement relates to the registration of Class A common shares of Ingersoll-Rand Company Limited, a Bermuda company (“Ingersoll Rand,” the “Company” or the “Registrant”), the attached preference share purchase rights to purchase Series A preference shares of the Company to be offered and sold under the Trane Inc. Deferred Compensation Plan of Trane Inc., a wholly-owned subsidiary of the Company, acquired on June 5, 2008, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 15, 2007, by and among the Company, Indian Merger Sub, Inc. and Trane Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates herein by reference the following documents filed with the Commission:

(1)	Annual Report on Form 10-K for the year ended December 31, 2007;

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

(3)	Current Reports on Form 8-K filed January 11, 2008, February 20, 2008, May 29, 2008, June 5, 2008, June 10, 2008 and June 12, 2008; and

(4)	The description of the Company’s Class A common shares contained under the caption “Description of Authorized Shares of IR-Limited” set forth in Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642) filed with the Commission on October 30, 2001, including all amendments and reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

Ingersoll Rand’s bye-laws require it, to the fullest extent permitted by Bermuda law, to indemnify any person who is, was or is threatened to be made a party to any proceeding because he or she was or is a director or officer of Ingersoll Rand, or because he or she is or was serving Ingersoll Rand or any other legal entity in any capacity at the request of Ingersoll Rand, against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Ingersoll Rand may also indemnify any employee or agent of Ingersoll Rand to the fullest extent provided by Bermuda law.

The indemnification provisions also require Ingersoll Rand to pay reasonable expenses incurred by such person in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Ingersoll Rand if it is ultimately determined that such person was not entitled to indemnification.

Under the Companies Act 1981 of Bermuda, a company shall not indemnify any individual that is adjudged to be liable for fraud or dishonesty in the performance of his or her duties.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the

Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montvale, State of New Jersey, on June 11, 2008.

INGERSOLL-RAND COMPANY LIMITED

By:	/S/ PATRICIA NACHTIGAL
Name: Patricia Nachtigal Title: Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Herbert L. Henkel and Patricia Nachtigal, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, to sign any and all amendments or supplements to the registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on June 11, 2008.

Name	Title

/S/ HERBERT L. HENKEL Name: Herbert L. Henkel	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

/S/ STEVEN R. SHAWLEY Name: Steven R. Shawley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ RICHARD W. RANDALL Name: Richard W. Randall	Vice President and Controller (Principal Accounting Officer)

/S/ ANN C. BERZIN Name: Ann C. Berzin	Director

/S/ JARED L. COHON Name: Jared L. Cohon	Director

/S/ GARY D. FORSEE Name: Gary D. Forsee	Director

/S/ PETER C. GODSOE Name: Peter C. Godsoe	Director

/S/ EDWARD H. HAGENLOCKER Name: Edward H. Hagenlocker	Director

/S/ CONSTANCE J. HORNER Name: Constance J. Horner	Director

/S/ H. WILLIAM LICHTENBERGER Name: H. William Lichtenberger	Director

/S/ THEODORE E. MARTIN Name: Theodore E. Martin	Director

/S/ PATRICIA NACHTIGAL Name: Patricia Nachtigal	Director

/S/ ORIN R. SMITH Name: Orin R. Smith	Director

/S/ RICHARD J. SWIFT Name: Richard J. Swift	Director

/S/ TONY L. WHITE Name: Tony L. White	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen Ingersoll-Rand Company Limited Class A Common Share certificate, incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 16, 2001

4.2	Certificate of Designation, Preferences and Rights of Series A Preference Shares of Ingersoll-Rand Company Limited, incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 30, 2001

4.3	Rights Agreement between Ingersoll-Rand Company Limited and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 4.2 of Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 30, 2001

4.4	Voting Agreement between Ingersoll-Rand Company Limited and Ingersoll-Rand Company, incorporated by reference to Exhibit 4.3 of Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 30, 2001

4.5	Trane Inc. Deferred Compensation Plan*

5.1	Opinion of Conyers Dill and Pearman regarding legality of the shares being registered*

23.1	Consent of Conyers Dill and Pearman (included in Exhibit 5.1 hereto)

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of Analysis, Research & Planning Corporation*

*	Filed herewith